                                                                       Exhibit 3
                                                                       ---------

Release of Quarterly Results of the Company

For Immediate Release                             [SILVERLINE TECHNOLOGIES LOGO]



              Silverline Technologies Announces Quarterly Results

         HY1 FY 2000 net income up 123%, HY 1 FY 2000 revenues up 61%

Piscataway, NJ, USA and Mumbai, India - (October 31, 2000) -- Silverline Technologies Limited (NYSE:SLT), today announced results for the period ended, September 30, 2000.

Highlights include:

Half year analysis  - April - Sept 1999 v/s April-Sept 2000
- Revenues up from Rs.198.1 crore (US $43.03 million) to Rs.317.6 crore (US $69 million), an increase of 61%.
- Gross profits increase from Rs. 87 crore (US $18.89 million) to Rs 151.5 crore (US $32.91 million), up 74.2%
-      Operating income higher at Rs.79.3 crore (US $17.23 million) up by 69%.
- Net profits increase 123.4 % to Rs.84.6 crore (US $18.39 million) from Rs.37.9 crore (US $8.23 million).

Corresponding quarter analysis  - July-Sept 1999 v/s July-Sept 2000
- Revenues rise from Rs.113.7 crore (US $24.71 million) to Rs.168.3 crore (US $36.57 million), an increase of 48%.
- Gross profits increase from Rs.49.7 crore (US $10.8 million) to Rs 81.7 crore (US $17.76 million), up 64.4%
-      Operating income higher at Rs.43.4 crore (US $9.43 million) up by 54%.
- Net profits substantially up by 145% to Rs.55.5 crore (US $12.06 million) from Rs.22.6 crore (US $4.92 million).

Analysis of revenues for Q2 FY 2001
- Increased offshore revenue contribution during the quarter at 35% (32% in the previous quarter).
-      Overall higher revenue contribution from e - business.
- e-business contribution to total revenues 43% in July-Sept 2000 up from 33% in April-June 2000.

Acquisition-led growth strategy
- Signed a Definitive Agreement to acquire SeraNova for US $99 million all stock deal. Strong synergies between SeraNova's e-business capabilities and Silverline's off shore delivery capabilities. 14% dilution of Silverline's share capital. Transaction EPS accretive on merger.

    - Fully acquired SKY Capital International (Revenues US $24.3 million) in US $22 million all cash transaction. Substantially enhanced presence in Asia-Pacific region; accretive to Silverline's revenues in FY 2001.
    - 6% stake acquired in TIS Worldwide for US $12.5 million all cash. Expected revenues at US $25 million over three years through e-business solutions.

* Note: Quarter - July - Sept 2000
        All figures according to US GAAP (consolidated) for Silverline Technologies Ltd. and its subsidiaries.
        Average conversion rate at US $1 = Rs. 46.03 as on 29, September 2000.

Commenting on their July-September 2000 results, Mr. Shankar Iyer, President & CEO, Silverline Technologies said, "Following the successful completion of our ADS issue, Silverline Technologies has embarked on an aggressive growth path combining organic and acquisition-led expansion. This quarter has seen a significant increase in revenues and earnings and we intend to continue to achieve a high rate of growth by leveraging on our acquisitions."

About Silverline Technologies: Silverline Technologies is an international software solutions provider with more than 12 years of industry experience and over 1,600 software professionals globally. Silverline provides IT solutions and outsourcing services with specific focus in eBusiness, CRM, Legacy Transformation, and Application Maintenance. While experienced in many business disciplines, Silverline brings exceptional skills to the key areas of telecommunications, banking, utilities, insurance, transportation, and retail. With annual revenues of over $116 million for trailing twelve months ended June 2000, Silverline provides solutions to Fortune 500 companies as well as major corporations throughout the world. Silverline Technologies is ISO 9001 and SEI CMM Level 4 certified with facilities in the United States, India, Canada, the UK, Germany, Hong Kong, Japan, and Egypt. Silverline uses its global delivery model to provide superior service, accelerated delivery and significant cost savings to its network of worldwide clients. More information can be found at www.silverline.com
------------------

                                      ###

NOTE: Silverline(R) and the Silverline logo are trademarks of Silverline Technologies Ltd. All other trademarks are the property of their owners. SeraNova, the SeraNova logo, 'The Power of Approach', `i-team and N/able are service marks of SeraNova in the United States and other countries.

Except for the historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those than may be projected by these forward-looking statements. These risks and uncertainties include, but are not limited to competition, acquisitions, attracting, recruiting and retaining highly skilled employees, technology, law and regulatory policy and managing risks associated with customer projects as well as other risks detailed in the reports filed by Silverline Technologies Limited with the Securities and Exchange Commission. Silverline undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

For further information please contact:

United States
-------------

Holly Weer (Investor Inquiries)      David Levine (Media Inquiries)
Thomson Financial/Carson             Silverline Technologies
Tel # 212 510 9282                   Tel # 732 457 0200 Ext. 211
Fax # 212 363 3971                   Fax # 732 457 0496
E-Mail: holly.weer@tfn.com           E-Mail: david@silverline.com
        ------------------                   --------------------

India
-----

Shiv Muttoo
Citigate Dewe Rogerson
Mumbai
Tel # 011 91 22 284 2728
Fax # 011 91 22 284 2561
E-Mail: shiv@cdr-india.com
        ------------------

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SILVERLINE TECHNOLOGIES LTD
---------------------------
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Regd Office : 1405 Maker Chamber V, Nariman Point, Mumbai 400 021
-----------------------------------------------------------------
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Unaudited  financial  results (provisional) for the quarter ended September 30 , 2000
-------------------------------------------------------------------------------------
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                                                                                                           (Rs in Lacs)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                  Quarter Ended         Half  Year ended     Year ended
-----------------------------------------------------------------------------------------------------------------------
                                                                                                             31-03-2000
-----------------------------------------------------------------------------------------------------------------------
                                                                30.9.2000  30.9.1999  30.9.2000  30.9.1999     (Audited)
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
1             Net sales                                          7,179.01   4,643.11  13,675.56  8,716.720    19,528.23
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
2             Other income                                       2,125.83      92.19   2,259.37    201.270       418.72
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
3             Total income                                       9,304.84   4,735.30  15,934.93   8,917.99    19,946.95
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
4             Staff cost                                           686.15     496.93   1,310.70     934.40     2,023.94
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
5             Software development expenses (overseas)           2,757.42   1,736.38   5,458.59   3,410.57     8,022.33
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
6             Other expenditure                                    695.94     384.46   1,217.07     780.41     1,898.64
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
7             Total expenditure                                  4,139.51   2,617.77   7,986.36   5,125.38    11,944.91
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
8             Operating profits (PBDIT)                          5,165.33   2,117.53   7,948.57   3,792.61     8,002.04
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
9             Finance charges                                       37.63      62.03      61.11     117.42       148.22
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
10            Depreciation                                         243.47     236.65     483.56     435.15       798.79
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
11            Profit before tax                                  4,884.23   1,818.85   7,403.90   3,240.04     7,055.03
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
12            Provision for taxation                                65.00          -      65.00          -         1.00
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
13            Profit after tax before extraordinary items        4,819.23   1,818.85   7,338.90   3,240.04     7,054.03
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
14            Extraordinary items                                       -      84.00          -      84.00       (38.41)
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
15            Net profit after tax and extraordinary items       4,819.23   1,734.85   7,338.90   3,156.04     7,015.62
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
16            Paid-up equity share capital                       7,320.00   6,000.00   7,320.00   6,000.00     6,450.00
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
17            Reserves excluding revaluation reserves                                                         39,012.59
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
18            Earnings per share (EPS) in Rs .- Basic                7.31       3.70      11.14       6.74        11.96
-----------------------------------------------------------------------------------------------------------------------
                                              - Diluted              6.58       2.89      10.03       5.26        10.88
-----------------------------------------------------------------------------------------------------------------------

Notes:

1. The above results have been approved and taken on record by the Board of Directors at their meeting held on October 30, 2000.

2. Other income includes the following:
(i)  Exchange gain from operations of Rs. 546.23 lacs for the quarter (exchange
loss during the corresponding quarter of the previous year of   Rs. 16.52 lacs)
due to fluctuations in exchange rates.
(ii) Rs. 1,131.98 lacs arising during the quarter (Rs. Nil during the correponding quarter of the previous year) from exchange differences on translation of foreign currency current assets maintained abroad resulting from the ADS issue. Excluding these gains, the net profit after tax is Rs. 3,687.25 lacs during the quarter ended September 30, 2000.

3. Overseas investments/ acquisitions:
During the quarter, the company has embarked upon the following overseas investments/ acquisitions out of its ADR funds:
(i) the company made additional investments of US $ 30,230,141(equivalent of Rs. 13,697.62 lacs) in the common stock of its existing wholly-owned subsidiary, Silverline Technologies Inc, USA. The investment was made for the purpose of:
a) expanding the sales and marketing operations and developing new distribution channels by creating additional sales and marketing infrastructure.
b) meeting the working capital requirements for the expanded scope of the business.

(ii) The Board of Directors have decided, in principle, to make a strategic investment of U.S. $ 12.5 million (equivalent of Rs.5,753.75 lacs) to acquire a 6% stake in the equity stock of TIS Worldwide Inc., U.S.A., a U.S. based software services company having operations in 10 offices across the country with over 600 software professionals.
(iii) The company also decided to acquire the entire shareholding of Sky Capital International Ltd., Hong Kong, (consisting of 2 million ordinary shares of Hong Kong $ 1 each), a Hong Kong based I.T. consultancy company for a consideration of U.S. $22 million (equivalent of Rs. 10,126.60 lacs).

4. At the meeting held on October 27, 2000, the Board approved the acquisition of a U.S. based NASDAQ listed company, SERANOVA Inc., a global provider of internet and e-commerce solutions for a consideration of U.S. $99 million in an all-stock deal, subject to necessary regulatory approvals and shareholder sanctions of both the companies.

5. Towards the American Depositary Shares (ADS) issue, the company incurred expenses of US $9,787,953 (equivalent of Rs. 4,380.33 lacs). These expenses have been charged to the premium realised from the ADS issue.

6. Basic & Diluted Earnings per share (EPS) have been calculated on profit after tax but before extraordinary items.

                                             On behalf of the Board of Directors
                                                For Silverline Technologies Ltd.

                                                           /s/ Ravi Subramanian
                                                               Ravi Subramanian
                                                                       Chairman
Place: Piscataway, New Jersey, USA.
Date:  October 30, 2000

SILVERLINE TECHNOLOGIES LIMITED AND  SUBSIDIARIES
-------------------------------------------------

Regd Office : 1405 Maker Chamber V, Nariman Point, Mumbai 400 021, India.
-------------------------------------------------------------------------

Consolidated income statement (unaudited) as per U.S. GAAP for the 3rd quarter ended September 30, 2000.
--------------------------------------------------------------------------------------------------------
                                                                                                                           in U.S. $
------------------------------------------------------------------------------------------------------------------------------------
Particulars                                         Quarter ended   Quarter ended     Nine Months     Nine Months    Fiscal Audited
-----------                                                                                 ended           ended
                                                    September 30,   September 30,   September 30,   September 30,       December 31,
                                                             2000            1999            2000            1999              1999
------------------------------------------------------------------------------------------------------------------------------------
Sales                                                  36,569,493      24,714,394     100,450,880     60,031,873         87,576,908
Cost of  goods sold                                    18,810,527      13,912,309      52,378,683     33,193,994         49,445,513
                                                    --------------------------------------------------------------------------------
Gross profit                                           17,758,966      10,802,085      48,072,197     26,837,879         38,131,395
                                                    --------------------------------------------------------------------------------
Operating expenses :
  Selling, general and administrative expenses          7,114,785       3,625,256      18,399,389      9,181,164         13,140,710
  Deferred stock compensation amortization                114,877               -       1,838,157              -            532,065
  Depreciation and amortization                         1,095,108       1,066,272       3,233,675      3,170,687          4,095,227
                                                    --------------------------------------------------------------------------------
  Total Operating Expenses                              8,324,770       4,691,528      23,471,221     12,351,851         17,768,002
                                                    ================================================================================

Operating Income                                        9,434,196       6,110,557      24,600,976     14,486,028         20,363,393
                                                    --------------------------------------------------------------------------------

Other income/(expenses), net                            3,859,013        (285,238)      3,204,835     (1,046,057)        (1,379,763)
                                                    --------------------------------------------------------------------------------

Income before income taxes                             13,293,209       5,825,319      27,805,811     13,439,971         18,983,630

Provisions for income taxes                             1,231,284         923,119       3,561,701      2,070,878          2,808,449
                                                    --------------------------------------------------------------------------------

Income before extraordinary items                      12,061,925       4,902,200      24,244,110     11,369,093         16,175,181

Extraordinary items (net of taxes)                              -               -               -        374,624            374,624
                                                    --------------------------------------------------------------------------------

Net Income                                             12,061,925       4,902,200      24,244,110     10,994,469         15,800,557
                                                    ================================================================================

No. of shares outstanding -Basic (weighted)            67,770,438      54,242,294      67,770,438     54,242,294         57,149,990
No. of shares outstanding -Diluted                     68,647,648      65,271,460      68,647,648     65,271,460         65,596,505

Basic EPS - U.S. $                                           0.18            0.09            0.36           0.21               0.28
Diluted EPS- U.S. $                                          0.18            0.08            0.35           0.17               0.25
------------------------------------------------------------------------------------------------------------------------------------

Notes:

1. The above results have been approved and taken on record by the Board of Directors at their meeting held on October 30, 2000.

2. Other income includes the following:
(i) Exchange gain from operations of U.S. $1,199,714 for the quarter (exchange loss during the corresponding quarter of the previous year of $38,240) due to fluctuations in exchange rates.

(ii) $2,486,229 arising during the quarter ($ Nil during the correponding quarter of the previous year) from exchange differences on translation of foreign currency current assets maintained abroad resulting from the ADS issue. Excluding these gains, the net profit after tax is $9,575,696 during the quarter ended September 30, 2000.

3. Overseas investments/ acquisitions:
During the quarter, the company has embarked upon the following overseas investments/ acquisitions out of its ADR funds:

(i) the company made additional investments of US $30,230,141 in the common stock of its existing wholly-owned subsidiary, Silverline Technologies Inc., U.S.A. The investment was made for the purpose of:
a) expanding the sales and marketing operations and developing new distribution channels by creating additional sales and marketing infrastructure.
b) meeting the working capital requirements for the expanded scope of the business.

(ii) The Board of Directors have decided, in principle, to make a strategic investment of U.S. $12.5 million to acquire a 6% stake in the equity stock of TIS Worldwide Inc., U.S.A., a U.S. based software services company having operations in 10 offices across the country with over 600 software professionals.

(iii) The company also decided to acquire the entire shareholding of Sky Capital International Ltd., Hong Kong, (consisting of 2 million ordinary shares of HK $1 each), a Hong Kong based I.T. consultancy company for a consideration of U.S. $22 million.

4. At the meeting held on October 27, 2000, the Board approved the acquisition of a U.S. based NASDAQ listed company, SERANOVA Inc., a global provider of internet and e-commerce solutions for a consideration of U.S. $99 million in an all-stock deal, subject to necessary regulatory approvals and shareholder sanctions of both the companies.

5. Towards the ADS issue, the company incurred expenses of US $9,787,953. These expenses have been charged off to the premiums realized from the ADS issue.

6. Basic & Diluted Earnings per share (EPS) have been calculated on profit after tax but before extraordinary items.

                                             On behalf of the Board of Directors
                                                For Silverline Technologies Ltd.


                                                            /s/ Ravi Subramanian
                                                                Ravi Subramanian
                                                                        Chairman
Place: Piscataway, New Jersey, USA
Date: October 30, 2000